As filed with the Securities and Exchange Commission on September 11, 2009
       Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
 Under
THE SECURITIES ACT OF 1933

UNITED NATURAL FOODS, INC.
(Exact name of registrant as specified in its charter)

Delaware	05-0376157
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

260 Lake Road, Dayville, CT	06241
(Address of principal executive offices)	(Zip Code)

UNITED NATURAL FOODS, INC. RETIREMENT PLAN
(Full title of the plan)

Mark E. Shamber
Senior Vice President and Chief Financial Officer
United Natural Foods, Inc.
260 Lake Road
Dayville, CT 06241
(860) 779-2800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Joseph J. Traficanti
General Counsel
United Natural Foods, Inc.
260 Lake Road
Dayville, CT 06241
(860) 779-2800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be registered (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	500,000	$26.37	$13,185,000	$735.72

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2) This Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of outstanding shares of the Registrant’s Common Stock.

(3) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act of 1933 on the basis of the average of the high and low sales prices of the Registrant’s Common Stock reported on the Nasdaq Global Select Market on September 9, 2009.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

A prospectus setting forth the information requested by this Item will be sent or given to participants in the United Natural Foods, Inc. Retirement Plan (the “Plan”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

Item 2.	Registrant Information and Employee Plan Annual Information.

A prospectus setting forth the information requested by this Item will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference into this Registration Statement:

•	The Registrant’s Annual Report on Form 10-K for the year ended August 2, 2008, filed with the Securities and Exchange Commission (the “Commission”) on October 1, 2008.

•
The Registrant’s Current Reports on Form 8-K, filed with the Commission on August 8, 2008, September 16, 2008 (as amended by Form 8-K/A, filed with the Commission on February 27, 2009), October 20, 2008, November 12, 2008 (as amended by Form 8-K/A, filed with the Commission on February 27, 2009), and September 9, 2009.

•
The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended November 1, 2008, filed with the Commission on December 10, 2008, for the quarter ended January 31, 2009, filed with the Commission on March 11, 2009, and for the quarter ended May 2, 2009, filed with the Commission on June 11, 2009.

•
Description of the Registrant’s Common Stock, par value $0.01 per share, contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on October 11, 1996, including any amendment or report filed for the purpose of updating such description.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference into this Registration Statement.

All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any document or any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a subsequently filed document or statement contained therein that is or is also deemed to be incorporated by reference herein modifies or supersedes such document or statement in such document.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

To the extent that any proxy statement is incorporated by reference herein, such incorporation shall not include any information contained in such proxy statement which is not, pursuant to the Commission’s rules, deemed to be “filed” with the Commission or subject to the liabilities of Section 18 of the Exchange Act.

The Registrant promptly will provide without charge to each person to whom a prospectus is delivered a copy of any or all information that has been incorporated herein by reference (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into such information) upon the written or oral request of such person directed to the Treasurer of the Registrant at its principal offices, 260 Lake Road, Dayville, Connecticut 06241, Telephone: (860) 779-2800.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation has the power to indemnify any person, including any officer or director, who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with such suit, action or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided, that, in the case of any threatened, pending or completed action by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that a court shall determine that such indemnity is proper. Where a director, officer, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation is required under the DGCL to indemnify such person against any expenses (including attorneys’ fees) reasonably incurred by such person in connection with the action.

Article Ninth of the Registrant’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), provides that, subject to the Registrant’s determination of a director’s or officer’s entitlement to indemnification, the Registrant must indemnify any director or officer of the Registrant who is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a “Proceeding”), by reason of the fact that he is or was, or has agreed to become, a director or officer of the Registrant, or is or was serving, or has agreed to serve, at the request of the Registrant, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such Proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; except that no indemnification shall be made with respect to any Proceeding by or in the right of the Registrant as to which such director or officer shall have been adjudged to be liable to the Registrant, unless the Court of Chancery of Delaware determines that, despite such adjudication but in view of all the circumstances of the case, such person is entitled to indemnity for such expenses.  Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, in the defense of any Proceeding, or in the defense of any claim, issue or matter therein, the Registrant is required to indemnify such person against all expenses (including attorneys’ fees) actually and reasonably incurred by or on his behalf in connection therewith.

The Registrant is not required to make the above-described indemnification payments if it determines (in the manner provided in the Certificate of Incorporation) that the applicable standard of conduct required for indemnification has not been met. In the event of such a determination by the Registrant, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by a director or officer, such person is permitted to petition a court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the Proceeding for which indemnity is sought and the Registrant has the right to participate in such Proceeding or assume the defense thereof.

Article Ninth of the Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the DGCL is amended to expand the indemnification permitted to directors or officers, the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

The Registrant is required to advance to a director or officer, at his request, expenses incurred in defending a Proceeding upon receipt of an undertaking by the director or officer to repay such amount if it is ultimately determined that he is not entitled to indemnification.

The Registrant has entered into indemnification agreements with its directors and executive officers that provide such persons indemnification and expense reimbursement rights on the same terms as the provisions of the Certificate of Incorporation described above.  The indemnification agreements also set forth the procedures that will apply in the event a director or officer makes a claim against the Registrant for indemnification, and further provide that the Registrant has the burden of proving that a director or officer is not entitled to indemnification with respect to any Proceeding.  The Registrant’s obligations under each of these agreements survive until the later of (i) the sixth anniversary of the date on which the director or officer ceases to serve as a director or officer of the company or (ii) the final termination of all Proceedings pending on such sixth anniversary.

The Registrant has purchased a general liability insurance policy which covers certain liabilities of directors and officers of the Company arising out of claims based on acts or omissions in their capacity as directors or officers.

Article Eighth of the Certificate of Incorporation provides that, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Registrant will be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director.

The above discussion of the Certificate of Incorporation, Section 145 of the DGCL and the indemnification agreements is not intended to be exhaustive and is qualified in its entirety by the actual provisions of the Certificate of Incorporation, that statute and the indemnification agreements.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit Number	Description
4.1

Specimen Certificate for shares of Common Stock, $0.01 par value (Filed as Exhibit 4.1 to the registrant’s Form 10-K for the year ended July 31, 2004 (File No. 001-15723) and incorporated by reference herein)

4.2	Amended and Restated Certificate of Incorporation (Filed as Exhibit 3.1 to the registrant’s Form 10-Q for the quarter ended January 31, 2005 (File No. 001-15723) and incorporated by reference herein)
4.3

Certificate of Amendment of Amended and Restated Certificate of Incorporation (Filed as Exhibit 3.1 to the registrant’s Form 10-Q for the quarter ended January 28, 2006 (File No. 001-15723) and incorporated by reference herein)

4.4	Amended and Restated Bylaws, as amended on September 13, 2007 (Filed as Exhibit 3.1 to the registrant’s Form 8-K filed September 19, 2007 (File No. 001-15723) and incorporated by reference herein)
5.1	Favorable opinion letter, dated October 9, 2003, issued by the Internal Revenue Service to Fidelity Management and Research Company
23.1	Consent of Independent Registered Public Accounting Firm
24.1	Power of Attorney (included on signature page)

No opinion of counsel as to the legality of the Common Stock being registered is included in this Registration Statement because no original issue shares will be offered and sold under the Plan.

The Internal Revenue Service (the “IRS”) has issued a favorable opinion letter (the “Opinion Letter”) to Fidelity Management and Research Company, the sponsor of the prototype non-standardized safe harbor profit sharing plan with cash or deferred arrangement document (the “Prototype Plan Document”) adopted by the Registrant to maintain the Plan. The Opinion Letter provides that the form of the Prototype Plan Document is acceptable under Section 401 of the Internal Revenue Code of 1986, as amended (the “Code”). The Registrant is entitled to rely on the Opinion Letter with respect to the qualification of the Plan under Code Section 401(a), as set forth in and to the extent provided by the Opinion Letter. A copy of the Opinion Letter is attached as Exhibit 5.1 to this Registration Statement in lieu of a determination letter on the Plan. The Registrant has been assured by Fidelity Management and Research Company that any future amendments to the form of the Prototype Plan Document will be submitted to the IRS in a timely manner, and all amendments required by the IRS in order to maintain the acceptability of the form of the Prototype Plan Document under Code Section 401 will be made by Fidelity Management and Research Company in a timely manner.

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)      To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)                 To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that, paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dayville, State of Connecticut, on September 11, 2009.

UNITED NATURAL FOODS, INC.

By:	/s/ MARK E. SHAMBER
Mark E. Shamber
Senior Vice President, Chief Financial Officer and Treasurer
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

We, the undersigned directors and officers of United Natural Foods, Inc. (the “Company”) hereby severally constitute and appoint Mark E. Shamber, as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Mark E. Shamber may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of shares of Common Stock to be purchased and sold under the United Natural Foods, Inc. Retirement Plan and the participants’ interests in such plan, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below this Registration Statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Mark E. Shamber shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ STEVEN L. SPINNER Steven L. Spinner	President, Chief Executive Officer and Director (Principal Executive Officer)	September 11, 2009

/s/ MICHAEL S. FUNK Michael S. Funk	Chair of the Board	September 11, 2009

/s/ THOMAS B. SIMONE Thomas B. Simone	Vice-Chair of the Board and Lead Independent Director	September 11, 2009

Signature	Title	Date

/s/ MARK E. SHAMBER Mark E. Shamber	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	September 11, 2009

/s/ GORDON D. BARKER Gordon D. Barker	Director	September 11, 2009

/s/ JOSEPH M. CIANCIOLO Joseph M. Cianciolo	Director	September 11, 2009

/s/ GAIL A. GRAHAM Gail A. Graham	Director	September 11, 2009

/s/ JAMES P. HEFFERNAN James P. Heffernan	Director	September 11, 2009

/s/ PETER ROY Peter Roy	Director	September 11, 2009

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the United Natural Foods, Inc. Retirement Plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dayville, State of Connecticut, on September 11, 2009.

UNITED NATURAL FOODS, INC.
RETIREMENT PLAN

By:	/s/ Deirdre Mendenhall
Deirdre Mendenhall
Plan Administrator

Exhibit Index

Exhibit Number	Description
4.1

Specimen Certificate for shares of Common Stock, $0.01 par value (Filed as Exhibit 4.1 to the registrant’s Form 10-K for the year ended July 31, 2004 (File No. 001-15723) and incorporated by reference herein)

4.2	Amended and Restated Certificate of Incorporation (Filed as Exhibit 3.1 to the registrant’s Form 10-Q for the quarter ended January 31, 2005 (File No. 001-15723) and incorporated by reference herein)
4.3

Certificate of Amendment of Amended and Restated Certificate of Incorporation (Filed as Exhibit 3.1 to the registrant’s Form 10-Q for the quarter ended January 28, 2006 (File No. 001-15723) and incorporated by reference herein)

4.4	Amended and Restated Bylaws, as amended on September 13, 2007 (Filed as Exhibit 3.1 to the registrant’s Form 8-K filed September 19, 2007 (File No. 001-15723) and incorporated by reference herein)
5.1	Favorable opinion letter, dated October 9, 2003, issued by the Internal Revenue Service to Fidelity Management and Research Company

The Internal Revenue Service (the “IRS”) has issued a favorable opinion letter (the “Opinion Letter”) to Fidelity Management and Research Company, the sponsor of the prototype non-standardized safe harbor profit sharing plan with cash or deferred arrangement document (the “Prototype Plan Document”) adopted by the Registrant to maintain the United Natural Foods, Inc. Retirement Plan. The Opinion Letter provides that the form of the Prototype Plan Document is acceptable under Section 401 of the Internal Revenue Code of 1986, as amended (the “Code”). The Registrant is entitled to rely on the Opinion Letter with respect to the qualification of the Plan under Code Section 401(a), as set forth in and to the extent provided by the Opinion Letter. A copy of the Opinion Letter is attached as Exhibit 5.1 to this Registration Statement in lieu of a determination letter on the Plan. The Registrant has been assured by Fidelity Management and Research Company that any future amendments to the form of the Prototype Plan Document will be submitted to the IRS in a timely manner, and all amendments required by the IRS in order to maintain the acceptability of the form of the Prototype Plan Document under Code Section 401 will be made by Fidelity Management and Research Company in a timely manner.

23.1	Consent of Independent Registered Public Accounting Firm
24.1	Power of Attorney (included on signature page)